March 25, 2002




Mr. Roger Chaufournier
CEO
Patient InfoSystems, Inc.
46 Prince Street
Rochester, NY  14607

Dear Roger:

We are writing this letter to document our commitment to raise with appropriate investors or, if necessary, invest personally the $1.5 million needed to fund PATI's operations through the end of 2002. As of the date of this agreement $378,000 has already been provided to fund PATI's operations. The terms under which these monies will be advanced are subject to final negotiation between the Board of Directors and the investors.

This commitment is valid for 2002 and expires as of January 1, 2003. Roger, as you know, we have a significant amount of capital invested in Patient InfoSystems (in excess of $7 million combined) and we will do whatever is needed to raise the additional capital necessary to help the company succeed and prosper.

Please contact either of us if you have any questions.

Sincerely,


/s/ John Pappajohn                          /s/ Derace Scahffer
------------------------------              ----------------------------------
John Pappajohn                              Derace L. Schaffer, M.D.